Exhibit 10.3
COMMERCIAL REAL ESTATE SERVICES
People Team
2100 Ross Ave
Suite 1600
Dallas, TX 75201

www.cbre.com

VIA EMAIL
Date:         July 28, 2021
To:         Emma Giamartino
From:         Bob Sulentic
Subject:    Internal Offer: Global Group President—Chief Financial Officer and Chief Investment Officer
Congratulations on your new position! This offer letter and the Restrictive Covenants Agreement serve to confirm the new terms of employment with CBRE (the “Company”) and supersede any prior discussions regarding your new position. All sections of your prior offer letter(s) and any written agreements that are not expressly amended herein shall remain in full force and effect.

Position:
Global Group President—Chief Financial Officer and Chief Investment Officer
Effective Date:
July 28, 2021
Reports To:
President and CEO of CBRE Group, Inc.
Location:
Your primary office will be in Dallas, Texas. You may maintain your primary residence in the Philadelphia area, but you have agreed to acquire a home in Dallas and commute regularly to Dallas at the Company’s expense in accordance with CBRE’s expense policies (estimated to be a minimum of 2-3 times a month).

Base Salary:
$680,000 annually as of the Effective Date; paid bi-weekly
Annual Bonus Eligibility:
As of the Effective Date, you will be eligible for a discretionary annual bonus award under the terms of the Company’s Executive Bonus Plan (“EBP”), a copy of which will be provided to you upon request. As of the Effective Date of your new role, you will have a target bonus of $1,000,000.  Actual awards under the EBP may range from 0% to 200% of target, depending on Company and individual performance, and in all cases are paid at the sole discretion of the Company. For calendar year 2021, your EBP bonus amount will be pro-rated against the Effective Date of your new role.  As stated in the EBP, an express condition of earning or vesting in this bonus is your continued employment through the date bonuses are paid. Should your employment terminate prior to the date on which bonuses are paid, no bonus will have been earned or vested and none will be payable, except as may be provided in the EBP. The bonus payment date is normally on or before March 15 of the succeeding year, but CBRE reserves the right to change this date as it deems appropriate.

Emma Giamartino

Equity:
You will continue to be eligible to be considered for the Company’s broad-based equity incentive program in the same manner and under the same conditions set by CBRE for other similarly situated executives. All grants are subject to the approval of the Compensation Committee of CBRE’s Board of Directors each year prior to making the grant. The specific form of the grant (restricted stock units, etc.), the number of units and vesting period/conditions are determined at the sole discretion of CBRE at the time of the grant and are subject to the terms of the Company’s Equity Incentive Plan. Beginning with calendar year 2022, you will be recommended to the Compensation Committee for an equity award with an approximate grant date value of $1,820,000, of which it is expected that approximately one-half of the award will be granted in time-based restricted stock units and approximately one half of the award will be granted in performance-based restricted stock units.

As soon as practical following the Effective Date you will receive an equity award with a grant date value of $615,000, with the same performance and vesting provisions as the grant you received in March 2021.

Promotional Cash Award:
You will be paid a one-time only “Promotional Cash Award” of $1,000,000, subject to applicable payroll tax withholdings. The Promotional Cash Award will be paid within 30 days of the Effective Date.

Should you resign from CBRE without good reason (as defined in the Company’s severance plan for similarly situated executives) or you are terminated for cause (as defined in the Company’s severance plan for similarly situated executives) within three years of the Effective Date, you will be required to repay all or a portion of the Promotional Cash Award as follows: (a) resignation without good reason or termination for cause prior to one year from the Effective Date, you will repay CBRE $1,000,000; (b) resignation without good reason or termination for cause after one year from the Effective Date but prior to two years from the Effective Date, you will repay CBRE $666,666; (c) resignation without good resaon or termination for cause after two years from the Effective Date but prior to three years from the Effective Date, you will repay CBRE $333,333.

Subject to legal considerations, your acceptance of this offer also authorizes CBRE to deduct any outstanding re-payment balances from your last and final paycheck.

Benefits for Full-Time Employees:
Your participation in the corporate fringe benefits package will continue uninterrupted, in accordance with Company policy. As outlined by Company policy, salaried exempt employees earning a base salary of $100,000 or more are considered to be participants of our “Highly Compensated Employee” (HCE) program.

Severance:
You will remain a Participant in the CBRE Group, Inc., Change-in-Control and Severance Plan for Senior Management and eligible for the severance benefits as described thereunder, and accordingly, you will not be eligible for severance under CBRE’s Severance Policy for HCEs.

Restrictive Covenants and Confidentiality:
As a condition of your acceptance of this offer letter, you agree to execute and abide by all the terms of the Restrictive Covenants Agreement attached hereto as Exhibit “1”.

Emma Giamartino

The protection of confidential information and trade secrets is essential for CBRE, its companies and employees’ future security.  To protect such information, you may not disclose any trade secrets or confidential information (defined further in CBRE’s policies).  The Company’s Confidentiality Policy is ongoing even after employment with the Company terminates. Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made:  (a) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Work Product:
CBRE will exclusively own all work product that is made by you (solely or jointly with others) within the scope of your employment with CBRE, and you hereby irrevocably and unconditionally assign to CBRE all right, title, and interest worldwide in and to such work product. You understand and agree that you have no right to publish on, submit for publishing, or use for any publication any work product protected by this paragraph, except as necessary to perform services for CBRE.
Mutual Arbitration:
In the event of any dispute, claim, or controversy that could otherwise be raised in court (“Claims”) between you and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans’ sponsors; fiduciaries; administrators; and all successors and assigns of any of them), we jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court.

The Claims subject to arbitration include all claims arising from or related to your employment or the termination of your employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability, such as for example, under the Massachusetts Fair Employment Practices Act and similar state and federal anti-discrimination statutes); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation, or ordinance. Claims not covered by this arbitration provision are: claims for workers' compensation or unemployment benefits (except in Puerto Rico, this exclusion does not include claims for violation of employment reserve or claims for non-reinstatement, which are covered by this Agreement); petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; and claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law. Moreover, any party may seek provisional relief from a court upon the ground that the award to which the party may be entitled may be rendered ineffectual without provisional relief.

All Claims subject to arbitration must be brought in the party’s individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court.

Emma Giamartino

The arbitration (i) shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.jamsadr.com or by calling JAMS at (800) 352-5267; (ii) shall be heard before a retired State or Federal judge in the county containing the CBRE office in which you were last employed, unless the parties agree otherwise; and (iii) must be initiated within the time period required under the applicable statute of limitations. Each party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration.

The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including the award of any remedy or relief on an individual basis. The arbitrator’s award shall be in writing, with factual findings, reasons given, and evidence cited to support the award. The arbitrator’s decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it or it may be corrected, modified, or vacated on any ground permitted by applicable law.

The Company shall pay for all fees and costs of the Arbitrator, including any fees and costs that would not be incurred in a court proceeding. Each party shall pay for its own costs and attorneys’ fees, if any, except as otherwise required by law.

The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and State arbitration statutes (such as, for example, N.H. Rev. Stat. Ann. § 542, et seq.) shall apply only to the extent they are not preempted. If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed and the remaining terms shall remain in full force and effect.

At Will Employer:
CBRE is an "at will" employer which means that either you or CBRE may terminate your employment at any time with or without notice or cause.
I hope you find this new opportunity a challenging and rewarding experience. If you have any questions, please feel free to contact me.
Thank you for your continued contribution to our success and I look forward to another great year ahead.
Sincerely,
/s/ Robert E. Sulentic
Robert E. Sulentic
Chief Executive Officer

AGREED AND ACCEPTED:
By signing this agreement, I hereby accept each and all of its terms. I certify that I have read and considered this entire agreement and have asked questions about anything herein that I do not understand.

Signature:  __/s/ Emma Giamartino_______________________      Date:  __July 28, 2021__________
                  Emma Giamartino